Press Release

May 6, 2008

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES ADDITIONAL PROVISION FOR LOAN LOSSES FOR THE FIRST QUARTER OF 2008

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank and WB Capital Management Inc. announced today that it is increasing its provision for loan losses for the 1st quarter of 2008 by $5 million due to a recent event.

On April 25, 2008 Regency Homes, a West Des Moines, Iowa based homebuilder (“Regency”) announced that it was suspending business. West Bank does not have any loans directly to Regency, however it does have seven loans outstanding to individuals related to Regency and six loans outstanding to limited liability companies in which the aforementioned individuals and others are owners. These loans total approximately $22 million. Approximately $18 million of loans are secured by first mortgages and limited guarantees from the owners of the borrowers. Loans totaling approximately $4 million are unsecured.

None of these loans are in default and several of the loans are believed to have collateral values sufficient to cover the amounts owed to West Bank. Nevertheless, all of these loans are deemed to be impaired because of Regency’s financial difficulties. West Bank intends to continue to work to restructure the loans in a manner that could result in additional collateral and ultimately full payment.

As a result of Regency’s decision to cease operations, West Bank is increasing the first quarter provision to its allowance for loan losses by $5 million over what was previously communicated.

West Bancorporation, Inc. issued a press release on April 17, 2008 announcing its first quarter 2008 earnings. Due to the developments described above, the Company is adjusting its results for the first quarter of 2008.

As a result of the additional provision for loan losses of $5 million, net income of the Company for the first quarter was $1,374,000 or $0.08 per share compared to $4,444,000 or $0.25 per share for the first quarter of 2007. The return on average equity and return on average assets were 4.54 percent and 0.42 percent, respectively, compared to 15.86 percent and 1.38 percent, respectively, for the first quarter of 2007. The allowance for loan losses as a percent of total loans as adjusted was 1.42 percent as of March 31, 2008, compared to 0.91 percent at the end of 2007 and 0.92 percent as of March 31, 2007. Non-performing assets as a percentage of loans at March 31, 2008, was 1.33 percent compared to 0.61 percent at 2007 year end and 0.31 percent a year ago.

Because the Company and West Bank remain well-capitalized, no reduction in the quarterly dividend is currently anticipated.

The information contained in this report may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratio. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; and customers’ acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)
			March 31,	March 31,
CONSOLIDATED STATEMENTS OF CONDITION			2008	2007
Assets
Cash and due from banks			$50,357	$30,931
Short-term investments			45,494	24,426
Securities			166,722	260,016
Loans held for sale			1,597	252
Loans			1,005,824	946,493
Allowance for loan losses			(14,260)	(8,743)
Loans, net			991,564	937,750
Goodwill and other intangible assets			26,885	27,703
Bank-owned life insurance			24,533	23,172
Other assets			25,789	25,847
Total assets			$1,332,941	$1,330,097

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing			$204,690	$193,111
Interest-bearing
Demand			80,537	71,776
Savings			233,270	209,070
Time			365,354	450,057
Total deposits			883,851	924,014
Short-term borrowings			143,058	143,918
Long-term borrowings			173,369	134,369
Other liabilities			13,323	11,903
Stockholders' equity			119,340	115,893
Total liabilities and stockholders' equity			$1,332,941	$1,330,097

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2008
1st quarter	$0.08	$0.160	$14.43	$11.71

2007
1st quarter	$0.25	$0.160	$18.25	$14.29
2nd quarter	0.29	0.160	16.36	14.17
3rd quarter	0.28	0.160	16.19	14.68
4th quarter	0.25	0.160	15.98	11.85

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ
Global Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended
	March 31,
CONSOLIDATED STATEMENTS OF INCOME	2008	2007
Interest income
Loans	$16,377	$17,104
Securities	2,326	2,855
Other	160	289
Total interest income	18,863	20,248

Interest expense
Deposits	5,972	7,572
Short-term borrowings	1,293	1,683
Long-term borrowings	1,722	1,682
Total interest expense	8,987	10,937

Net interest income	9,876	9,311
Provision for loan losses	5,600	300
Net interest income after provision for loan losses	4,276	9,011

Noninterest income
Service charges on deposit accounts	1,046	1,128
Trust services	194	181
Investment advisory fees	1,938	1,959
Increase in cash value of bank-owned life insurance	192	216
Net realized gains from sales of securities
available for sale	5	4
Other income	461	382
Total noninterest income	3,836	3,870

Noninterest expense
Salaries and employee benefits	3,731	3,616
Occupancy	900	934
Data processing	492	467
Other expense	1,546	1,437
Total noninterest expense	6,669	6,454

Income before income taxes	1,443	6,427
Income taxes	69	1,983
Net income	$1,374	$4,444

PERFORMANCE HIGHLIGHTS
Return on average equity	4.54%	15.86%
Return on average assets	0.42%	1.38%
Net interest margin	3.38%	3.24%
Efficiency ratio	47.10%	47.53%